Exhibit 10.30

GENERAL RELEASE AGREEMENT

This General Release Agreement (“Agreement”) is between William Messer (“Employee”) and Riverbed Technology, Inc. (“Riverbed” or the “Company”), hereinafter known as “parties”.

WHEREAS, Employee was employed by Riverbed as the Senior Vice President of World Wide Sales;

WHEREAS, Employee’s employment with Riverbed was terminated effective January 5, 2006 (“Termination Date”):

WHEREAS, the parties desire to settle fully and finally, in the manner set forth herein, all differences between them which have arisen, or which may arise, prior to, or at the time of, the execution of this Agreement, including, but in no way limited to, any and all claims and controversies arising out of the employment relationship between Employee and Riverbed and the termination thereof:

In consideration of these recitals and the promises and agreements set forth in this Agreement, Employee’s employment with Riverbed will terminate upon the following terms:

1. General Release: Employee for himself and on behalf of his attorneys, heirs, assigns, successors, executors, and administrators IRREVOCABLY AND UNCONDITIONALLY RELEASES, ACQUITS AND FOREVER DISCHARGES Riverbed and its current and former parent, subsidiary, affiliated, and related corporations, firms, associations, partnerships, and entities, their successors and assigns, and the current and former owners, shareholders, directors, officers, employees, agents, attorneys, representatives, and insurers of said corporations, firms, associations, partnerships, and entitles, and their guardians, successors, assigns, heirs, executors, and administrators (hereinafter “Releasees”) from any and all claims, liabilities, obligations, agreements, damages, causes of action, costs, losses, damages, and attorneys’ fees and expenses whatsoever, whether known or unknown or whether connected with Employee’s employment by Riverbed or not, including, but not limited to, any dispute, claim, charge, or cause of action arising under the Age Discrimination in Employment Act, 29 U.S.C. § 621, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e, et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101, et seq., the California Fair Employment and Housing Act, Cal. Gov’t. Code § 12940 et. seq., the Employee Retirement Income Security Act of 1974, as amended 29 U.S.C. § 1001, et seq., and any other municipal, local, state, or federal law, common or statutory, which may have arisen, or which may arise, prior to, or at the time of, the execution of this Agreement.

Employee understands and agrees that this is a full and final settlement applying not only to all claims that are presently known, anticipated or disclosed to Employee, but also to all claims presently unknown, unanticipated, and undisclosed to Employee. Employee hereby waives any and all rights or benefits which he may now have, or may in the future have, against Releasees under the terms of Section 1542 of the California Civil Code or under any other state or federal statute or common law principle of similar effect. California Civil Code Section 1542 provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

2. Confidentiality: Employee agrees that he will keep the terms, amounts set forth in, and existence of this Agreement STRICTLY AND COMPLETELY CONFIDENTIAL, and that he will not communicate or otherwise disclose to any employee of the Company (past, present, or future), any third party or to a member of the general public, the terms, amounts set forth in, or existence of this Agreement, except as may be required by law or compulsory process.

3. Equity: On July 14, 2004, the Board of Directors of the Company granted Employee an option (the “Option”) to purchase 550,000 unvested shares of the Company’s Common Stock (the “Shares”). On September 13, 2004, Employee exercised the Option and purchased the Shares at a purchase price of $0.10 per share, for a total purchase price of $55,000.

The Company confirms that as of the Termination Date, Employee will be vested in 206,250 of the Shares, and, as of March 14, 2006, Employee will be vested in 240,625 of the Shares. The Company hereby notifies Employee that it is exercising its right to repurchase 309,375 unvested Shares from Employee. If Employee revokes this Agreement, then the Company hereby notifies Employee that it is exercising its right to repurchase 343,750 unvested Shares from Employee. Employee agrees that he will not receive the additional 34,375 shares provided above if he revokes this Agreement. The Company’s right to repurchase these unvested shares is described in Section 7 of the Stock Option Agreement between the Company and Employee. Payment in the amount of $30,937.50 (or, if applicable as above, $34,375) will be made at the conclusion of the Revocation Period. The Company will immediately cancel the stock certificate that was issued to Employee with respect to the Shares and will issue to Employee a new certificate for the 240,625 (or, if applicable as above, 206,250) vested Shares that are not being repurchased by the Company. As of the Termination Date, Employee will have no further interest in the 309,375 (or, if applicable as above, 343,750) repurchased shares and will have no stockholder rights with respect to those shares. The Stock Option Agreement evidencing the Option between Employee and the Company will remain in full force and effect, and Employee agrees to remain bound by that Agreement. Any other stock option agreements or stock purchase agreements between Employee and the Company will also remain in full force and effect. Employee confirms by his signature on this Agreement that he has no further interest in the Shares that are being repurchased and will have no stockholder rights with respect thereto.

4. Settlement Terms: Upon the eighth (8th) day after Employee’s execution of this Agreement (unless Employee has revoked this Agreement), Riverbed agrees to do the following:

a.	Pay Employee $100,000 of severance pay, less all applicable and required withholdings, on the Company’s first payroll date following the expiration of the “Revocation Period.”

b.	Allow Employee to become vested in an additional 34,375 shares subject to the Option, pursuant to the terms set forth in Section 3 herein.

c.	Reimburse Employee for the COBRA premiums he pays to continue his health care coverage through and until the earlier of: (a) July 31, 2006 or (b) the date Employee becomes eligible to participate in the health benefits plan of another employer. Such reimbursements will be paid on the final payroll date in the month after Employee submits documentation evidencing payment of such COBRA premiums.

5. Return of Company Property: Employee agrees that he shall immediately return all company documents (and all copies thereof) and any other company property in his possession, custody or control, including, but not limited to, all software and technical documents, laptop computers and accessories, company files, notes, drawings, records, plans and forecasts, financial information, specifications, computer-recorded information, tangible property, and keys; and any material of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof).

6. Trade Secrets: Employee acknowledges that he has had access to and become familiar with various trade secrets and proprietary and confidential information of Riverbed, its subsidiaries and affiliates, including, but not limited to, processes, computer programs, compilations of information, records, sales procedures, customer decision makers, customer requirements, pricing techniques, customer lists, methods of doing business and other confidential information (collectively, referred to as “Trade Secrets”), which are owned by Riverbed, its subsidiaries and/or affiliates and regularly used in the operation of its business, and as to which Riverbed, its subsidiaries and/or affiliates take precautions to prevent dissemination to persons other than certain directors, officers and employees. Employee acknowledges and agrees that the Trade Secrets (1) are secret and not known in the industry; (2) give Riverbed or its subsidiaries and/or affiliates an advantage over competitors who do not know or use the Trade Secrets; (3) are of such value and nature as to make it reasonable and necessary to protect and preserve the confidentiality and secrecy of the Trade Secrets; and (4) are valuable and special and unique assets of Riverbed or its subsidiaries and/or affiliates, the disclosure of which could cause substantial injury and loss of profits and goodwill to Riverbed or its subsidiaries and/or affiliates. Employee may not use in any way or disclose any of the Trade Secrets, directly or indirectly, at any time in the future, except as required in connection with a judicial or administrative proceeding, or if the information becomes public knowledge other than as a result of an unauthorized disclosure by the Employee. All files, records, documents, information, data, and similar items relating to the business of Riverbed, whether prepared by Employee or otherwise coming into his possession, will remain the exclusive property of Riverbed, and in any event must be promptly delivered to Riverbed upon execution of this Agreement. Employee agrees that upon his receipt of any subpoena, process, or other request to produce or divulge, directly or indirectly, any Trade Secrets to any entity, agency, tribunal, or person, Employee shall timely notify and promptly hand deliver a copy of the subpoena, process or other request to Riverbed. For this purpose, Employee irrevocably nominates and appoints Riverbed (including any attorney retained by Riverbed) as his true and lawful attorney-in-fact, to act in Employee’s name, place and stead to perform any act that Employee might perform to defend and protect against any disclosure of any Trade Secret.

7. Proprietary Information and Inventions Agreement: At all times in the future, Employee will remain bound by the Company’s Proprietary Information and Inventions Agreement signed by Employee on June 4th, 2004 (the “Proprietary Information and Inventions Agreement”), a copy of which is attached at Exhibit A, including, without limitation, the provisions prohibiting solicitation of the Company’s employees and the prohibitions on disclosure or use of the Company’s confidential, proprietary or trade secret information.

8. Non-Disparagement: Both Employee and Riverbed agree not to disparage the other or otherwise refer to the other in any manner likely to be harmful to the business or personal reputation of the other party or its officers, directors, employees, agents, and affiliates, provided that both Employee and Riverbed will respond accurately and fully to any question, inquiry, or request for information when required by legal process.

9. Non-Interference: Employee agrees not to engage in any activity that interferes with the business of the Company or its customers. Employee further agrees that during his employment the Company disclosed to him certain confidential, proprietary and trade secret information and that to safeguard such information he agrees that for two (2) years after the Termination Date he will not directly or indirectly solicit or encourage any customer of the Company to cease doing business with the Company or reduce the amount of business such customer does with the Company.

10. Non-Admissions: Employee acknowledges that by entering into this Agreement, Riverbed does not admit, and does specifically deny, any violation of any local, state, or federal law.

11. Severability: If any provision of this Agreement is held to be illegal, invalid or unenforceable, such provision shall be fully severable and/or construed in remaining part to the full extent allowed by law, with the remaining provisions of this Agreement continuing in full force and effect.

12. Revocation: Either party may revoke this Agreement by notice to the other party, in writing, within seven (7) days of the date Employee executes it (the “Revocation Period”). Employee agrees that he will not receive the benefits provided by this Agreement if he revokes this Agreement. Employee also acknowledges and agrees that if Riverbed has not received from him notice of his revocation of this Agreement prior to the expiration of the Revocation Period, Employee will have forever waived his right to revoke this Agreement and this Agreement shall thereafter be enforceable and have full force and effect.

13. Entire Agreement: This Agreement constitutes the entire agreement between the parties regarding the subject matter set forth herein, and supersedes all prior and contemporaneous negotiations and agreements, oral or written, regarding the subject matter set forth herein; provided that the Proprietary Information and Inventions Agreement, the stock option agreements, and any other agreements specifically referred to herein shall continue in full force and effect. This Agreement cannot be changed or terminated except pursuant to a written agreement executed by the parties (except that either party may revoke this Agreement pursuant to Section 12).

14. Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of California, except where preempted by federal law.

15. Statement of Understanding: By executing this Agreement, Employee acknowledges that (a) he has had at least twenty-one (21) days to consider the terms of this Agreement and has considered its terms for that period of time or has knowingly and voluntarily waived his right to do so; (b) he has been advised by the Company to consult with an attorney regarding the terms of this Agreement; (c) he has consulted with, or has had sufficient opportunity to consult with, an attorney of his own choosing regarding the terms of this Agreement; (d) he has read this Agreement and fully understands its terms and their import; (e) except as provided by this Agreement, he has no contractual right or claim to the benefits described herein; (f) the consideration provided for herein is good and valuable; and (f) he is entering into this Agreement voluntarily, of his own free will, and without any coercion, undue influence, threat, or intimidation of any kind or type whatsoever.

16. Execution: Employee agrees that this Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one agreement. Execution of a facsimile copy shall have the same force and effect as execution of an original, and a facsimile signature shall be deemed an original and valid signature.

17. Payments on Termination Date: You acknowledge and agree that on the Termination Date you were paid $58,054.61, minus applicable taxes and deductions, which represents (i) all of your accrued but unused vacation pay through the Termination Date; (ii) all of your base salary wages through the Termination Date; and (iii) your 4th Quarter 2005 bonus payment paid out at 100% of “target”. The final 4th Quarter 2005 bonus calculations have not been made as of the Termination Date. Any additional bonus earned, above 100% of “target”, shall be paid to you no later than January 31st, 2006. You agree that prior to the execution of this Agreement you were not entitled to receive any further money from the Company, and that the only payments and benefits that you are entitled to receive from the Company in the future are those specified in this Agreement.

EXECUTED in San Francisco, California, this day of Jan. 12, 2006.

Employee

/s/ William Messer

EXECUTED in San Francisco, California, this day of Jan. 12, 2006.

Riverbed Technology, Inc.

By:	/s/ Mike Guerchon
Its:	Vice President, Human Resources

Exhibit A

Proprietary Information and Inventions Agreement